     As filed with the Securities and Exchange Commission on July 18, 1997
                                                                   Reg No.33
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                   _________________________________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ___________________________________
                     INTERACTIVE MEDICAL TECHNOLOGIES LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          Delaware                                        13-3367421
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                       identification No.)

                              2139 Pontius Avenue
                            Los Angeles, California
                                 (310) 312-9652
                    (Address of principal executive offices)
                ________________________________________________

                       ADVISORY AND CONSULTING AGREEMENT
                              (Full title of plan)
                        ________________________________

                                 Peter T. Benz
                                   President
                              2139 Pontius Avenue
                             Los Angeles, CA 90025
                    (Name and address of agent for service)
                                 (310) 312-9652
          (Telephone number, including area code of agent for service)
                                    Copy to:
                             Robert Schulman, Esq.
                                5 Bontecou Lane
                               New City, NY 10958
                                 (914) 634-3225

                        CALCULATION OF REGISTRATION FEE

================================================================================================
                                        Proposed maximum    Proposed maximum
Title of securities      Amount to be    offering price    Aggregate offering      Amount of
to be registered          registered       per share             Price          registration fee
------------------------------------------------------------------------------------------------
Common Stock             9,600,000         .07                 $882,000            $275
($.0001 per value)
=================================================================================================

Estimated solely for the purpose of determining the amount of registration fee and, pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average of the bid and asked prices of the common stock as reported on the OTC Bulletin Board on July 17, 1997 and also based upon the exercise price of 1,500,000 warrants at .17 per share and 3,000,000 warrants at .09 per share.

                                     PART I

             INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS


Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

           *Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference

     The following documents filed by Interactive Medical Technologies Ltd. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

     (a) the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1996 (Commission File No. 0-21384):


     (b) all other reports filed by the Company pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1996 through the date hereof;


     (c) the description of the Company's common stock contained in the company's Registration Statement, dated March 18, 1993, on Form 8-A (Reg. No. 0-21384) filed with the Commission under the Exchange Act, including any amendment or report subsequently filed by the Company for the purpose of updating that description and

     (d) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officer

     Pursuant to Section 102(b)(7) of the General Corporation Law (the "GCL") of the State of Delaware, the state of incorporation of the Company, the Certificate of Incorporation of the Company, as amended (the Certificate of Incorporation"), eliminates the liability of the Company's directors to the Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

     The Certificate of Incorporation of the Company provides for the indemnification of directors and officers to the fullest extent permitted by the GCL. Section 145 of the GCL of the State of Delaware authorizes indemnification by a corporation when a person is made a party of any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person mush have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding (including attorneys' fees) if actually and reasonably incurred by him or her in connection therewith.

     If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

     The Company has entered into employment agreements with certain of its officers, which may cover certain liabilities of such individuals to the Company.

     The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officers of the Company under the Securities Act of 1933.

Experts

      The consolidated financial statements of the company appearing in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 1996 have been audited by Beckman & Associates, independent public accounts, as set forth in their report thereon included therein and incorporated herein by reference. Reference is made to said report, which includes explanatory paragraphs that describe the Company's ability to continue as a going concern, discussed in Note 1 to the Company's Consolidated Financial Statements, and a paragraph that describes the litigation discussed in Note 4 to the Company's Consolidated Financial Statements. Such financial statements are incorporated herein in reliance upon the reports of Beckman & Associates, pertaining to such financial statements (to the extent filed with the Commission) given upon the authority of such firm as experts in giving such reports.

Item 8.  Exhibits

         4.1  Advisory and Consulting Agreements

         4.2  Specified share certificate (1)

         4.3  Certificate of Incorporation, as amended to date, and By-laws. (2)

         5.1 Opinion of Robert Schulman, Esq., regarding the legality of the securities registered hereunder.

         23.1  Consent of Beckman & Associates

         23.2  Consent of Robert Schulman, Esq. (included as part of Exhibit
5.1)

(1) Incorporated by reference to the Company's Registration Statement on Form SB-2, filed on October 12, 1993. Registration No. 33-70260-NY as amended.
(2) Incorporated by reference to the Company's Registration Statement on Form S-18 Registration No. 33-17548-NY, as amended on August 17, 1990. The Company's Bylaws are the same as those of its predecessor, See/Shell Biotechnology, Inc.

Item 9. Undertakings

     The Company hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the securities Act 1933:

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraph (1) (I) and (I)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder which remain unsold at the termination of the offering.


     The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on July 18, 1997.


                                        Interactive Medical Technologies Ltd.


                                        By   /s/   Peter T. Benz
                                          ----------------------------------
                                          Peter T. Benz, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                          TITLE                      DATE
          ---------                          -----                      ----

By: /s/ Steven R. Westlund      Chairman of the Board              July 18, 1997
-----------------------------   Chief Executive Officer and
    Steven R. Westlund          Director
                                (Principal Executive Officer)

By: /s/ Peter T. Benz           Chief Financial Officer            July 18, 1997
-----------------------------   and Director
      Peter T. Benz

                               INDEX TO EXHIBITS

     EXHIBIT
     NO.             DESCRIPTION
     -------         -----------
     4.1   Advisory and Consulting Agreements

     4.2   Specified share certificate (1)

     4.3   Certificate of Incorporation, as amended to date, and By-laws. (2)

     5.1 Opinion of Robert Schulman, Esq., regarding the legality of the securities registered hereunder.

     23.1  Consent of Beckman & Associates

     23.2  Consent of Robert Schulman , Esq. (included as part of Exhibit 5.1)


(1) Incorporated by reference to the Company's Registration Statement on Form SB-2, filed on October 12, 1993. Registration No. 33-70260-NY as amended.
(2) Incorporated by reference to the Company's Registration Statement on Form S-18 Registration No. 33-17548N-Y, as amended on August 17, 1990. The Company's Bylaws are the same as those of its predecessor. See/Shell Biotechnology, Inc.